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                                                                  EXHIBIT 99.A.4

                           VICORP RESTAURANTS, INC.

                       OFFER TO PURCHASE FOR CASH UP TO
                        2,000,000 OF ITS COMMON SHARES
                    AT A PURCHASE PRICE OF $19.00 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON WEDNESDAY, DECEMBER 22, 1999, UNLESS THE OFFER IS EXTENDED.

                               November 23, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  VICORP Restaurants, Inc., a Colorado corporation (the "Company"), is offering to purchase up to 2,000,000 shares (or such lesser number of shares as are validly tendered) of its common stock, $.05 par value (the "Shares"), at $19.00 per Share, net to the seller in cash, without interest thereon, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 23, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, accept for payment, and thereby purchase, up to 2,000,000 Shares validly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. In the event more than 2,000,000 Shares are validly tendered and not withdrawn, the Company will accept for payment, and thereby purchase, Shares, other than Odd Lots, on a pro rata basis (adjusted downward to avoid acceptance for payment of fractional shares) upon the terms and subject to the conditions of the Offer. Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered Shares. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.

  Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will buy Shares first from any person (an "Odd Lot Holder") who owned beneficially or of record as of the close of business on November 23, 1999 and who continues to own beneficially or of record as of the Expiration Date, an aggregate of fewer than 100 Shares and so certified in the appropriate place in the Letter of Transmittal (and, if applicable, on a Notice of Guaranteed Delivery), who validly tender all their Shares, and then on a pro rata basis from all other shareholders who validly tender Shares (and do not withdraw Shares prior to the Expiration Date).

  For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. The Offer to Purchase dated November 23, 1999;

  2. The Letter of Transmittal for your use and for the information of your clients (together with the accompanying Substitute Form W-9). Facsimile copies of the Letter of Transmittal may be used to tender Shares;

  3. A letter to the shareholders of the Company dated November 23, 1999 from Charles R. Frederickson, Chairman of the Board and Chief Executive Officer of the Company;

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  4. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis;

  5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining such clients' instructions with regard to the Offer;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the Offer (the "Depositary").

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON WEDNESDAY, DECEMBER 22, 1999, UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile) including any required signature guarantees and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, in accordance with the instructions set forth in the Offer to Purchase and the related Letter of Transmittal.

  Holders of Shares whose certificate(s) for Shares are not immediately available or who cannot deliver certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

  No fees or commissions will be payable by the Company or any officer, director, shareholder, agent or other representative of the Company to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to D.F. King & Co., Inc., acting as Information Agent). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose Shares held by you as a nominee or in a fiduciary capacity. The Company will pay any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., as Information Agent, 77 Water Street, New York, New York 10005, Bankers and Brokers Call Collect: (212) 269-5550, or all others call toll-Free: (800) 758-5880. Requests for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth above.

                                          Very truly yours,

                                          VICORP RESTAURANTS, INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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